As filed with the Securities and Exchange Commission on March 3, 2009.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PENN NATIONAL GAMING, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2234473 (I.R.S. Employer Identification No.)

825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania	19610
(Address of principal executive offices)	(Zip Code)

Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan

(Full title of the plan)

Jordan B. Savitch, Esquire

Senior Vice President and General Counsel

Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

(Name and address of agent for service)

(610) 373-2400

(Telephone number, including area code, of agent for service)

With a copy to:

Gerald J. Guarcini, Esquire

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103-2297

(215) 665-8500

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of Registration fee
Common stock $0.01 par value	6,900,000 shares	(3)	$18.195	$125,545,500	$4,933.94

(1)  Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of the Registrant’s Common Stock which may become issuable under the equity plan being registered pursuant to this Registration Statement by reason of stock splits, stock dividends, recapitalizations or any other similar capital adjustments affected as required by such plans.

(2)  Pursuant to Rule 457(h) of the Securities Act, the registration fee has been calculated based on the average of the high and low prices of the Registrant’s Common Stock on March 2, 2009 on the NASDAQ Global Select Market.

(3)  Represents 6,900,000 shares of common stock reserved for issuance under the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement covers the registration of 6,900,000 shares of Penn National Gaming, Inc. common stock, par value $0.01 per share (the “Common Stock”), for issuance upon the acquisition of such Common Stock by eligible participants in the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan (the “2008 Plan”).  Eligible participants include any employee, including an officer or director who is an employee, or any non-employee director, of Penn National Gaming, Inc. or its subsidiaries.  The documents containing the information required to be included in Part I of this Registration Statement will be sent or given to directors and employees who are eligible to participate in the 2008 Plan, as specified in Rule 428(b)(1) promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  These documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Penn National Gaming, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 2, 2009;

•                  the Company’s Current Report on Form 8-K, filed with the Commission on January 7, 2009; and

•                  the description of our Common Stock included in our registration statement on Form 8-A as filed on May 26, 1994.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, including any Form 11-K filed with respect to the 2008 Plan, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.  Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is deemed to be incorporated by reference herein or in any subsequently filed appendix to this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    DESCRIPTION OF SECURITIES

                Not applicable (the Common Stock is registered under Section 12 of the Exchange Act).

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

                Not applicable.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Pennsylvania Business Corporation Law variously empowers or requires the Company under specified circumstances, to indemnify officers, directors and other persons against expenses incurred in connection with any action, suit or proceeding, civil or criminal, to which such person is a party or is threatened to be made a party.  The Company maintains a directors’ and officers’ insurance policy.  Further, Article VII of the Company’s Bylaws provides as follows:

“Article VII: Indemnification of Directors, Officers and Other Authorized Representatives

Section 7.01.  Scope of Indemnification.

(a)           General Rule.  The corporation shall indemnify an Indemnified Representative against any Liability incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an Indemnified Capacity, including, without limitation, Liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

(1) where such indemnification is expressly prohibited by applicable law;

(2) where the conduct of the Indemnified Representative has been finally determined pursuant to Section 7.06 or otherwise:

(i) to constitute willful misconduct or recklessness within the meaning of 15 Pa.C.S. §§ 518(b) and 1746(b) or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

(ii) to be based upon or attributable to the receipt by the Indemnified Representative from the corporation of a personal benefit to which the Indemnified Representative is not legally entitled; or

(3) to the extent such indemnification has been finally determined in a final adjudication pursuant to Section 7.06 to be otherwise unlawful.

(b)           Partial Payment.  If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any Liabilities to which such person may be subject, the corporation shall indemnify such Indemnified Representative to the maximum extent for such portion of the Liabilities.

(c)           Presumption.  The termination of a Proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the Indemnified Representative is not entitled to indemnification.

(d)           Definitions.  For purposes of this Article VII:

(1) “Certifying Employee” means an employee of the corporation requested, as part of the corporation’s disclosure controls and procedures and in connection with the performance of the employee’s responsibilities in service to the corporation, to provide to the corporation a certification or certifications to be used by the corporation in connection with the preparation of its periodic reports under the Exchange Act;

(2) “Indemnified Capacity” means any and all past, present and future service by an Indemnified Representative in one or more capacities as a director, officer, employee or agent of the corporation, or, at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

(3) “Indemnified Representative” means any and all directors and officers of the corporation, Certifying Employees and any other person designated as an Indemnified Representative by the board of directors of the corporation (which may, but need not, include any person serving at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

(4) “Liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys’ fees and disbursements); and

(5) “Proceeding” means any threatened, pending or completed investigation, action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the corporation, a class of its security holders or otherwise.

Section 7.02.  Proceedings Initiated by Indemnified Representatives.

Notwithstanding any other provision of this Article VII, the corporation shall not indemnify under this Article VII an Indemnified Representative for any Liability incurred in a proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.  This section does not apply to reimbursement of expenses incurring in successfully prosecuting or defending an arbitration under Section 7.06 or otherwise successfully prosecuting or defending the rights of an Indemnified Representative granted by or pursuant to this Article VII.

Section 7.03.  Advancing Expenses.

Except where such advance is expressly prohibited by applicable law, the corporation shall pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an Indemnified Representative in advance of the final disposition of a Proceeding described in Section 7.01 or the initiation of or participation in which is authorized pursuant to Section 7.02 upon receipt of an undertaking by or on behalf of the Indemnified Representative to repay the amount if it is ultimately determined pursuant to Section 7.06 that such person is not entitled to be indemnified by the corporation pursuant to this Article VII.  The financial ability of an Indemnified Representative to repay an advance shall not be a prerequisite to the making of such advance.

Section 7.04.  Securing of Indemnification Obligations.

To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the board of directors shall deem appropriate. Absent fraud, the determination of the board of directors with respect to such amounts, costs, terms and conditions shall be conclusive against all security holders, officers and directors and shall not be subject to voidability.

Section 7.05.  Payment of Indemnification.

An Indemnified Representative shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the secretary of the corporation.

Section 7.06.  Indemnification Procedure.

(a)           Notification of claim.  An Indemnified Representative shall use such Indemnified Representative’s best efforts to notify promptly the secretary of the corporation of the commencement of any Proceeding or other occurrence of any event which might give rise to a Liability under this Article VII, but, unless the corporation has been prejudiced thereby, the failure so to notify the corporation shall not relieve the corporation of any liability which it may have to the Indemnified Representative under this Article VII or otherwise.

(b)           Assumption of defense.  The corporation shall be entitled, upon notice to any such Indemnified Representative, to assume the defense of any Proceeding with counsel reasonably satisfactory to the Indemnified Representative, or a majority of the Indemnified Representatives involved in such Proceeding if there be more than one.  If the corporation notifies the Indemnified Representative of its election to defend the Proceeding, the corporation shall have no liability for the expenses (including attorneys’ fees and disbursements) of the Indemnified Representative incurred in connection with the defense of such Proceeding subsequent to such notice, unless:

(1) such expenses (including attorneys’ fees and disbursements) have been authorized by the corporation,

(2) the corporation shall not in fact have employed counsel reasonably satisfactory to such Indemnified Representative or Indemnified Representatives to assume the defense of such Proceeding, or

(3) it shall have been determined pursuant to Section 7.06(d) that the Indemnified Representative was entitled to indemnification for such expenses under this Article VII or otherwise.

Notwithstanding the foregoing, the Indemnified Representative may elect to retain counsel at the Indemnified Representative’s own cost and expense to participate in the defense of such proceeding.

(c)           Settlement by corporation.  The corporation shall not be required to obtain the consent of the Indemnified Representative to the settlement of any Proceeding which the corporation has undertaken to defend if the corporation assumes full and sole responsibility for such settlement and the settlement grants the Indemnified Representative an unqualified release in respect of all Liabilities at issue in the proceeding.  Whether or not the corporation has elected to assume the defense of any Proceeding, no Indemnified Representative shall have any right to enter into any full or partial settlement of a Proceeding without the prior written consent of the corporation (which consent shall not be unreasonably withheld), nor shall the corporation be liable for any amount paid by an Indemnified Representative pursuant to any settlement to which the corporation has not so consented.

(d)           Arbitration.  Any dispute related to the right to indemnification, contribution or advancement of expenses as provided under this Article VII, except with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended, that the corporation has undertaken to submit to a court of adjudication, shall be decided only by arbitration in the county in which the principal executive offices of the corporation are located at the time, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association (the “AAA Rules”), before a panel of three arbitrators (the “Panel”), one of whom shall be selected by the corporation, the second of whom shall be selected by the Indemnified Representative and the third of whom shall be selected by the other two arbitrators.  In the absence of the American Arbitration Association, or if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, and if one of the parties fails or refuses to select an arbitrator or the arbitrators selected by the corporation and the Indemnified Representative cannot agree on the selection of the third arbitrator within 30 days after such time as the corporation and the Indemnified Representative have each been notified of the selection of the other’s arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in such county. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the parties subject to such arbitration (each, a “Party”) may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules.  Notwithstanding the foregoing: (1) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; (2) each Party shall be allowed to conduct reasonable discovery through written document requests and depositions, the nature and extent of which discovery shall be determined by the Parties; provided, however, that if the Parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the Parties and the purposes of arbitration to make discovery expeditious and cost effective; (3) each Party shall be entitled to make an oral presentation to the Panel; and (4) the Panel shall select as a resolution the position of either Party for each item of disagreement and may not impose an alternative resolution. The award shall be in writing and shall specify the factual and legal basis for the award.

(e)           Burden of Proof.  The party or parties challenging the right of an Indemnified Representative to the benefits of this Article VII shall have the burden of proof.

(f)            Expenses.  The corporation may advance and shall reimburse an Indemnified Representative for the expenses (including attorneys’ fees and disbursements) incurred in successfully prosecuting or defending such arbitration.

(g)           Effect.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction, except that the corporation shall be entitled to interpose as a defense in any such judicial enforcement proceeding any prior final judicial determination adverse to the Indemnified Representative under Section 7.01(a)(2) in a Proceeding not directly involving indemnification under this Article VII.  This arbitration provision shall be specifically enforceable.

Section 7.07.  Contribution.

If the indemnification provided for in this Article VII or otherwise is unavailable for any reason in respect of any liability or portion thereof, the corporation shall contribute to the liabilities to which the Indemnified Representative may be subject in such proportion as is appropriate to reflect the intent of this Article VII or otherwise.

Section 7.08.  Mandatory Indemnification of Directors, Officers and Indemnified Representatives.

To the extent that an authorized representative of the corporation has been successful on the merits or otherwise in defense of any action, suit or Proceeding referred to in Section 1741 or 1742 of the Business Corporation Law or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith.

Section 7.09.  Contract Rights; Amendment or Repeal.

All rights under this Article VII shall be deemed a contract between the corporation and the Indemnified Representative pursuant to which the corporation and each Indemnified Representative intend to be legally bound.  Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

Section 7.10.  Scope of Article.

The rights granted by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an indemnified capacity and as to action in any other capacity.  The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Article VII shall continue as to a person who has ceased to be an Indemnified Representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

Section 7.11.  Reliance on Provisions.

Each person who shall act as an Indemnified Representative of the corporation shall be deemed to be doing so in reliance upon the rights provided by this Article VII.

Section 7.12.  Interpretation.

The provisions of this Article VII are intended to constitute bylaws authorized by 15 Pa.C.S. §§ 518 and 1746.”

Item 7.                                     EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.                                     EXHIBITS

Number	Description

5.1*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding legality of shares of Common Stock being offered hereby.
10.1	2008 Long Term Incentive Compensation Plan of the Registrant. (Incorporated by reference to Exhibit 10.32 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.)
10.2

Form of Non-Qualified Stock Option Certificate for the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan. (Incorporated by reference to Exhibit 10.33 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.)

10.3

Form of Restricted Stock Award for the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan. (Incorporated by reference to Exhibit 10.34 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.)

23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included in signature page of this Registration Statement on Form S-8).

*Filed herewith.

Item 9.                                     UNDERTAKINGS

(a)                      The undersigned Registrant hereby undertakes:

(1)                              To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply to this registration statement on Form S-8 if the information required to be included in the post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, Commonwealth of Pennsylvania, on this 3rd day of March, 2009.

PENN NATIONAL GAMING, INC.

By:	/s/ Peter M. Carlino
Peter M. Carlino
Chairman of the Board and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jordan B. Savitch and Robert S. Ippolito, and each or any one of them, his or her true and lawful Attorneys-in-Fact (the “Attorneys-in-Fact”), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said Attorneys-in-Fact, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said Attorneys-in-Fact, or any of them, or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter M. Carlino	Chairman of the Board, Chief Executive Officer and Director	March 3, 2009
Peter M. Carlino	(Principal Executive Officer)

/s/ William J. Clifford	Senior Vice President Finance and Chief Financial Officer	March 3, 2009
William J. Clifford	(Principal Financial Officer and Principal Accounting Officer)

/s/ Harold Cramer	Director	March 3, 2009
Harold Cramer

Signature	Title	Date

/s/ Wesley R. Edens	Director	March 3, 2009
Wesley R. Edens

/s/ David A. Handler	Director	March 3, 2009
David A. Handler

/s/ John M. Jacquemin	Director	March 3, 2009
John M. Jacquemin

/s/ Robert P. Levy	Director	March 3, 2009
Robert P. Levy

/s/ Barbara Z. Shattuck	Director	March 3, 2009
Barbara Z. Shattuck

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding legality of shares of Common Stock being offered hereby.
10.1	2008 Long Term Incentive Compensation Plan of the Registrant. (Incorporated by reference to Exhibit 10.32 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.)
10.2

Form of Non-Qualified Stock Option Certificate for the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan. (Incorporated by reference to Exhibit 10.33 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.)

10.3

Form of Restricted Stock Award for the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan. (Incorporated by reference to Exhibit 10.34 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.)

23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included in signature page of this Registration Statement on Form S-8).

*Filed herewith.